News Release Patrick Industries, Inc. Completes Acquisition of Coyote Mfg. Co. ELKHART, IN – August 9, 2021 - Patrick Industries, Inc. (NASDAQ: PATK) (“Patrick” or the “Company”) announced today that it has completed the acquisition of Nashville, Georgia-based Coyote Mfg. Co. (“Coyote”), a leading designer, fabricator, and manufacturer of a variety of steel and aluminum products, including boat trailers, towers, T-tops, leaning posts, and other custom components, primarily for the marine OEM market. “Coyote is a high-quality creative brand in the marine market known for its product innovation, customized style, and superior customer service,” said Andy Nemeth, Chief Executive Officer of Patrick. “Coyote’s marine components complement Patrick’s growing portfolio in the OEM market while offering the potential for expansion into other leisure lifestyle markets. In keeping with our full solutions business model, our partnership with Coyote will provide additional resources and a wide breadth of marine products to better serve our customers across the U.S.” David Money, co-owner of Coyote, commented, “The Coyote team is very pleased to join the Patrick family and we look forward to partnering with Patrick to continue to drive innovation with our product offerings, in addition to further broadening our geographic reach.” Tony Lanier, co-owner of Coyote, further commented, “Patrick’s strategic resources and marine industry presence will add value to our team’s ongoing commitment to excellence.” “We are excited to partner with David and Tony and the entire Coyote team,” said Mr. Nemeth. “Consistent with previous acquisitions, we will support Coyote with a financial and operational foundation that will allow it to continue to capitalize on its core competencies while preserving the brand and entrepreneurial spirit that have been so important to its success.” The acquisition is expected to be immediately accretive to earnings per share. The business will continue to operate on a stand-alone basis under the Coyote brand name in its existing facility. About Patrick Industries, Inc. Patrick Industries (NASDAQ: PATK) is a leading component solutions provider for the RV, marine, manufactured housing and various industrial markets – including single and multi-family housing, hospitality, institutional and commercial markets. Founded in 1959, Patrick is based in Elkhart, Indiana, with over 10,000 employees and 160 businesses across the United States. Cautionary Statement Regarding Forward-Looking Statements This press release contains certain statements related to future results, our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Any projections of financial performance or statements concerning expectations as to future developments should not be construed in any manner as a guarantee that such results or developments will, in fact, occur. There can be no assurance that any forward-looking statement will be realized or that actual results will not be significantly different from that set forth in such forward-looking statement. Information about certain risks that could affect our business and cause actual results to differ from those expressed or implied in the forward-looking statements are contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and in the Company's Forms 10-Q for subsequent

2 quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov. Each forward-looking statement speaks only as of the date of this press release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date on which it is made. Contact: Julie Ann Kotowski Investor Relations kotowskj@patrickind.com 574.294.7511